UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 19, 2008

Date of Report (date of Earliest Event Reported)

EMPIRE ENERGY CORPORATION INTERNATIONAL

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 College Boulevard,

Suite 240

Lenexa, Kansas 66211

(Address of principal executive offices and zip code)

(913) 663-2310

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 19, 2008, the President of Empire Energy Corporation International (the “Company” or “we”) concluded that because our previously issued financial statements contained in the Annual Report on Form 10-KSB for the year ended December 31, 2007 and in the Quarterly Report on Form 10-Q for the three months ended March, 31, 2008 (the “Financial Statements”) are being restated to address certain accounting errors therein, the Financial Statements should no longer be relied upon until their restatement has been finalized. In response to written comments from the staff of the Securities and Exchange Commission, the Company is expecting soon to file an amendment to the Financial Statements as soon as practicable to reflect the restatement.

The corrected consolidated financial statements for the fiscal year ending December 31, 2007 are expected to reflect an increase in additional paid-in-capital and net loss of approximately $2,915,000. The corrected consolidated financial statements for the period ending March 31, 2008 are expected to have an increase in additional paid-in-capital and an increase in accumulated deficit during development stage of approximately $2,915,000. There is no net effect on total assets, total equity, cash provided by financing activities, cash used in operating activities or cash used in investing activities as a result of this restatement.

In December 2006, the Company entered into an agreement with an outside party to borrow $4 million under a secured note, grant warrants to issue 60 million shares of Empire common stock and obtain the right to require that party to purchase 4.5 million shares of Zeehan Zinc Ltd. that were carried as an investment by the Company, for a total price of $4.5 million. The value of this right was determined to represent the value of the warrants granted and the premium value of the large ownership position in the company and was recorded as a contribution to capital in December 2006. No gain on the transaction was recorded in December 2006 or when the sale was completed in January 2007.

During the fourth quarter 2007, when the note was repaid and the warrants cancelled, the gain of $2,655,000 on the sale of this Zeehan Zinc stock was recorded as income. Consistent with the reporting in 2006, this restatement removes this gain reported in 2007 and restores the transaction as a contribution to capital of $2,655,000. Further, this restatement records additional interest expense of $250,000 in 2007 to reflect the value of the warrants issued to the lender as additional consideration related to the note payable. The President has spoken with the Company’s independent accountants regarding the matters disclosed in this filing pursuant to Item 4.02.

The restatement is expected to have the following impact on the Company’s financial statements for the year ending December 31, 2007 and for the financial statements as of and for the three months ended March 31, 2008:

	As Filed	Restated	Change
Consolidated Balance Sheet December 31, 2007
Additional Paid-in Capital	23,205,171	26,110,171	2,905,000
Accumulated deficit during development stage	(26,926,440)	(29,831,440)	(2,905,000)
Consolidated Statement of Operations for the Three Months Ended March 31, 2007
Loss from operations	(1,624,539)	(1,624,539)	—
Interest expense	(136,873)	(178,873)	(42,000)
Net loss	(1,759,553)	(1,801,553)	(42,000)
Net loss per share	(0.0088)	(0.0090)	(0.0002)
Consolidated Statement of Operations for the Year Ended December 31, 2007
Loss from Operations	(8,831,700)	(8,831,700)	—
Gain (Loss) on sale of Zeehan stock	2,159,344	(495,656)	(2,655,000)
Interest Expense	(729,339)	(979,339)	(250,000)
Net Loss	(6,979,562)	(9,884,562)	(2,905,000)
Net Loss per common share	(0.0361)	(0.0511)	(0.0150)
Consolidated Statement of Operations for the period from inception to December 31, 2007
Loss from Operations	(26,466,983)	(26,466,983)	—
Gain (Loss) on sale of Zeehan stock	931,832	(1,723,168)	(2,655,000)
Interest Expense	(1,432,944)	(1,682,944)	(250,000)
Net loss	(26,926,440)	(29,831,440)	(2,905,000)

Consolidated Statement of Cash Flows for the Year Ended December 31, 2007
Net Loss	(6,979,562)	(9,884,562)	(2,905,000)
Loss (Gain) on sale of Zeehan stock	(2,159,344)	495,656	2,655,000
Increase in payables	(1,095,983)	(845,983)	250,000
Net Cash used in operating activities	(5,772,509)	(5,772,509)	—
Consolidated Statement of Cash Flows for the period from Inception to December 31, 2007
Net loss	(26,926,440)	(29,831,440)	(2,905,000)
Loss (Gain) on sale of Zeehan stock	(931,832)	1,723,168	2,655,000
Increase in payables	4,078,722	4,328,722	250,000
Net cash used in operating activities	(15,179,702)	(15,179,702)	—

Information set forth in this Current Report on Form 8-K contains various “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements represent the Company’s judgment concerning the future and are subject to risks and uncertainties that could cause its actual operating results and financial position to differ materially. Such forward looking statements can be identified by the use of forward looking terminology, such as “may,” “will,” “expect,” “anticipate,” “estimate,” or “continue” or the negative thereof, or other variations thereof, or comparable terminology. The Company cautions that any such forward looking statements are further qualified by important factors that could cause its actual operating results to differ materially from those anticipated in the forward looking statements, including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, the failure of assumptions underlying the establishment of the allowance for loan losses, the low trading volume of the Company’s common stock, other considerations described in connection with specific forward looking statements and other cautionary elements specified in the Company’s periodic filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Empire Energy Corporation International

Aug 25, 2008	By:	/s/ John C. Garrison
		Name:	John C. Garrison
		Title:	President